Exhibit 99.1

Calumet Specialty Products Partners, L.P. Announces Agreement to Acquire Montana Refining Company,

Inc. from Connacher Oil and Gas Limited for $120 Million

INDIANAPOLIS, August 14 2012 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (“Calumet”) (NASDAQ: CLMT) announced today that it has signed a definitive agreement to acquire Montana Refining Company, Inc. (“Montana Refining”) for aggregate consideration of $120 million, plus an amount for working capital, including inventory and accounts receivable, to be determined at closing (the “Montana Refining Acquisition”). Closing of the transaction is expected to occur in the fourth quarter, subject to customary closing conditions and regulatory approval.

Montana Refining owns and operates a refinery in Great Falls, Montana (the “Refinery”). The Refinery produces gasoline, middle distillates and asphalt which Montana Refining markets primarily into local markets in Washington, Montana, Idaho and Alberta, Canada.

Highlights of the Refinery include:

•	Refinery crude oil throughput capacity of approximately 9,800 barrels per day;

•	Refinery complexity rating of 9.3; and

•	Crude oil feedstocks sourced primarily from Canada.

“Calumet is pleased to add the Montana refinery to our portfolio of niche assets. This acquisition further develops our long term strategy of diversifying our crude slate and geographic presence. We expect this acquisition to be immediately accretive to our distributable cash flow. We are pleased with this acquisition and continue to actively look for additional growth opportunities,” said Calumet’s Vice Chairman and Chief Executive Officer Bill Grube.

Calumet intends to finance the Montana Refining Acquisition through a combination of cash on hand and borrowings under its senior secured revolving credit facility. Calumet’s obligation to consummate the Montana Refining Acquisition is not conditioned upon the receipt of financing.

Evercore Partners is acting as financial advisor to Calumet. Latham & Watkins LLP is acting as legal counsel to Calumet.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has nine facilities located in northwest Louisiana, northwest Wisconsin, western Pennsylvania, southeastern Texas and eastern Missouri.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements include, without limitation, Calumet’s expectations with respect to timing of the completion of the proposed Montana Refining Acquisition; Calumet’s post-Montana Refining Acquisition plans, objectives, expectations and intentions with respect to future operations; and the conditions to the closing of the Montana Refining Acquisition. These forward-looking statements are based on Calumet’s current expectations and beliefs concerning future developments and their potential effect on Calumet. While Calumet believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Calumet will be those that Calumet anticipates. All subsequent written and oral forward-looking statements concerning Calumet, Montana Refining, the proposed transaction or other matters and attributable to Calumet, Montana Refining or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Calumet undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com